SmarTalk[tm]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                               Contact:    SmarTalk TeleServices
                                             Pamela Bennett
                                             Manager, Corporate Communications
                                                (614) 789-8650

                                             Fletcher Asset Management
                                             Jonathan Schindel
                                             (212) 284-4800




                     SMARTALK ANNOUNCES NEW CREDIT FACILITY


         Monday, December 7, 1998 (Columbus, Ohio): SmarTalk TeleServices, Inc. (Nasdaq:SMTK) today announced that it has reached an agreement with Fletcher International Limited for a $25 million secured term loan facility, maturing January 31, 1999. The Company expects to access up to $10 million of the facility  over  the  next  month,  subject  to  the  satisfaction  of  customary conditions to draw down. The Company could access up to an additional $15 million from the facility over various periods, subject to the discretion of the lender. SmarTalk plans to use the financing for general corporate purposes.

         An affiliate of Fletcher Asset Management currently is a shareholder of SmarTalk. In connection with the financing transaction, SmarTalk has granted Fletcher the right to acquire, upon satisfaction of applicable notice periods, up to approximately an additional 15% of the common stock of SmarTalk.

         SmarTalk TeleServices, Inc. is a leading provider of prepaid calling cards and prepaid wireless services. Based in Dublin, Ohio, SmarTalk maintains distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer electronics retailers, supermarkets, hotels, home office superstores and convenience stores throughout North America and the U.K. SmarTalk also creates promotional card programs for advertisers and corporate clients. Visit the SmarTalk website at www.smartalk.com.

Note: Certain statements made herein that are not historical in nature are forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995 including the Company's plans and ability to access various amounts of the credit facility. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. These risks include the risk that actual amounts accessed under the facility depend upon the Company's satisfaction of various conditions detailed in the provisions of the credit agreement including, under certain circumstances, the lender's discretion. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, without limitation, its Annual Report on Form 10-K for 1997 and its Quarterly Reports on Form 10-Q, as each of such documents may be amended, and the Form 8-K which the Company is preparing to file with the SEC, which will include the complete text of the credit agreement.